Exhibit 99.1

   Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121
Traded: Nasdaq: TCAM

COMPANY CONTACTS:
Michael Paxton	Keith Klein
Chairman, President and CEO	Chief Financial Officer
(651) 686-2500	(651) 686-2500

FOR IMMEDIATE RELEASE
Tuesday, July 27, 2004

TRANSPORT CORPORATION OF AMERICA
REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, July 27, 2004 – Transport Corporation of America, Inc. (NASDAQ: TCAM), today announced revenues for the second quarter 2004 of $65.2 million, compared to revenues of $65.6 million for the second quarter 2003, a decrease of 0.6 percent. Excluding fuel surcharge revenues, revenues decreased 2.7% to $61.2 million in the second quarter 2004 from $62.9 million in the same period of 2003.

Second quarter’s net earnings were $795,000 or $0.12 per diluted share, compared with a 2003 second quarter net loss of $837,000, or $0.12 per share. Included in the 2004 results is an after-tax impairment charge of $114,000, or $0.02 per diluted share, related to the difference between the Company’s current rent on a portion of its headquarters facility and the expected rental income from a multi-year sub-lease agreement entered into during the second quarter. Included in the 2003 results is increased insurance and claims cost relating to claims settlements.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “We are pleased with the progress we have made, which is reflected in our second quarter results. Even though revenues are down 0.6%, earnings have improved $1.6 million over the second quarter 2003, due in large part to the improvements we made in the operating fundamentals of the business. In addition, our revenues have increased from first quarter levels by 5.0%. We continue to add customers and lanes that build density and better balance our network, leading to increased productivity and reduced costs. In addition, the Company’s average rate per loaded mile, excluding fuel surcharges, increased 5.7% to $1.48 in the second quarter 2004 from $1.40 in the second quarter 2003.”

“We also maintained our focus on improving the balance sheet,” Paxton noted. “The Company used cash generated from operations to purchase and retire 465,300 shares of common stock at a cost of $3.3 million during the second quarter, as well as pay down an additional $0.3 million in debt. At June 30, 2004, our total outstanding debt balance is $51.3 million compared to $60.0 million at June 30, 2003.”

Paxton continued, “Our biggest issue continues to be the tight driver hiring market and the limited availability of owner operator capacity, which directly limits the amount of freight we are able to haul.

Despite this difficult environment, we were able to increase our average seated capacity by 32 tractors from first quarter levels. The Company has recently increased Company driver and independent contractor pay rates, bolstered its driver marketing and recruiting efforts and increased the amounts paid to employees and independent contractors for driver referrals as we work to address this industry-wide issue.”

Year-To-Date Results

For the six-month period ended June 30, 2004, Transport America announced revenues of $127.4 million, compared with 2003 year-to-date revenues of $132.7 million. Net earnings for the six-month period were $866,000, or $0.12 per diluted share, compared with a 2003 net loss of $1.4 million, or $0.19 per share.

Results in 2004 include a non-cash charge of $114,000 after taxes, or $0.02 per diluted share, for the sub-lease impairment discussed previously. Results in 2003 include a non-cash benefit of $167,000 after taxes, or $0.02 per share, for a change in estimate related to the impairment of revenue equipment recorded in 2002 and a non-cash charge of $64,000 after taxes, or $0.01 per share, for a change in accounting principle relating to environmental disposal costs on tires.

Outlook

Looking ahead, Paxton commented, “We expect that the demand for freight will remain strong during the second half of 2004, which will allow us to build on our recent accomplishments. We will continue to increase overall capacity in our business. We will drive density and balance in our network and improve our overall rate per mile. Finally, we will continue to review our cost structure and processes to identify and achieve additional cost savings as we go through the second half of 2004.”

The Company will host a conference call and webcast today, July 27, 2004 at 10:00 a.m. Central Time. The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.companyboardroom.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis — St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5) changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, (11) changes in safety rating by Regulatory authorities, and (12) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Six Months ended June 30, 2004 and 2003
(In thousands, except share and per share amounts)

	Three Months (Unaudited)				Six Months (Unaudited)

	2004		2003		2004		2003

	Amount	%	Amount	%	Amount	%	Amount	%

Operating revenues	$65,232	100.0	$65,638	100.0	$127,375	100.0	$132,739	100.0

Operating expenses:
Salaries, wages, and benefits	19,282	29.6	18,281	27.9	37,477	29.4	36,946	27.8
Fuel, maintenance, and other expense	10,260	15.7	9,650	14.7	19,651	15.4	20,533	15.5
Purchased transportation	20,235	31.0	23,771	36.2	40,825	32.1	47,538	35.8
Revenue equipment leases	277	0.4	263	0.4	545	0.4	523	0.4
Depreciation and amortization	5,962	9.1	6,287	9.6	11,705	9.2	12,625	9.5
Insurance, claims, and damage	2,751	4.2	3,478	5.3	5,893	4.6	6,397	4.8
Taxes and licenses	1,148	1.8	1,111	1.7	2,249	1.8	2,315	1.7
Communication	455	0.7	559	0.9	898	0.7	1,096	0.8
Other general and administrative expenses	2,573	3.9	2,590	3.9	4,883	3.8	5,070	3.8
Impairment of revenue equipment	—	—	—	—	—	—	(278)	(0.2)
Impairment of sublease office space	190	0.3	—	—	190	0.1	—	—
Gain (Loss) on disposition of equipment	(20)	—	(3)	—	(22)	—	4	—

Total operating expenses	63,113	96.8	65,987	100.5	124,294	97.6	132,769	100.0

Operating income (loss)	2,119	3.2	(349)	(0.5)	3,081	2.4	(30)	—

Interest expense, net	805	1.2	1,045	1.6	1,650	1.3	2,120	1.6

Earnings (loss) before income taxes and
cumulative effect of change in
accounting principle	1,314	2.0	(1,394)	(2.1)	1,431	1.1	(2,150)	(1.6)

Income tax provision (benefit)	519	0.8	(557)	(0.8)	565	0.4	(859)	(0.6)

Earnings (loss) before cumulative effect of
change in accounting principle	795	1.2	(837)	(1.2)	866	0.7	(1,291)	(1.0)

Cumulative effect of change in accounting
principle, net of tax effect	—	—	—	—	—	—	(64)	—

Net earnings (loss)	$795	1.2	$(837)	(1.2)	$866	0.7	$(1,355)	(1.0)

Earnings (loss) per common share — basic
Before cumulative effect of change
in accounting principles	$0.12		$(0.12)		$0.13		$(0.18)
Net earnings (loss) per share	$0.12		$(0.12)		$0.13		$(0.19)

Earnings (loss) per common share — diluted
Before cumulative effect of change
in accounting principles	$0.12		$(0.12)		$0.12		$(0.18)
Net earnings (loss) per share	$0.12		$(0.12)		$0.12		$(0.19)

Average common shares outstanding
Basic	6,756,647		7,185,776		6,921,931		7,201,498
Diluted	6,861,103		7,185,776		7,030,235		7,201,498

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
June 30, 2004 and 2003
(In thousands)
Unaudited

ASSETS
	2004	2003

Current Assets:
Cash and cash equivalents	$5,542	$123
Trade receivables, net of allowances	28,939	27,750
Other receivables	1,073	2,209
Operating supplies	757	881
Deferred income taxes	5,885	4,903
Prepaid expenses	3,600	3,772

Total Current Assets	45,796	39,638

Revenue Equipment, At Cost	178,433	187,948
Less: accumulated depreciation	(82,999)	(84,817)

Revenue Equipment, Net	95,434	103,131

Property and Other Equipment:
Land, buildings, and improvements	16,363	17,674
Other equipment and leasehold improvements	21,628	22,910
Less: accumulated depreciation	(18,025)	(17,131)

Property and Other Equipment, Net	19,966	23,453

Revenue, Property and Other Equipment, Net	115,400	126,584

Other Assets, Net	1,278	2,850

Total Assets	$162,474	$169,072

LIABILITIES AND STOCKHOLDERS' EQUITY
	2003	2002

Current Liabilities:
Current maturities of long-term debt	$9,293	$15,563
Current maturities of capital lease obligations	7,956	4,076
Accounts payable	5,580	4,044
Checks issued in excess of cash balances	1,770	981
Due to independent contractors	2,293	2,539
Accrued expenses	21,445	17,515

Total Current Liabilities	48,337	44,718

Long-Term Debt & Capital Lease Obligations
Long-term debt, less current maturities	26,946	25,203
Capital lease obligations, less current maturities	7,066	15,139

Total Long-Term Debt
& Capital Lease Obligations	34,012	40,342

Deferred Income Taxes	25,068	25,598

Shareholders' Equity:
Common stock	65	72
Additional paid-in capital	25,385	29,877
Retained earnings	29,607	28,465

Total Shareholders' Equity	55,057	58,414

Total Liabilities and Equity	$162,474	$169,072

TRANSPORT CORPORATION OF AMERICA, INC.
Selected Consolidated Financial and Operating Data
Three and Six Months Ended June 30, 2004 and 2003

	Three Months		Six Months

	2004	2003	2004	2003

Operating Statistics
Company tractors, seated	904	908	904	908
Company tractors, other	95	81	95	81
Independent contractor	674	855	674	855

Total tractors (at end of period)	1,673	1,844	1,673	1,844
Trailers (at end of period)	4,838	5,269	4,838	5,269

Average company tractors in service	895	926	864	948
Total loaded miles (000's)	41,059	44,587	80,676	89,894
Total miles (000's)	45,972	49,859	90,285	100,201
Trucking revenue per tractor per week*	$2,915	$2,652	$2,856	$2,670
Trucking revenues per loaded mile*	$1.478	$1.399	$1.476	$1.394
Trucking revenues per mile*	$1.320	$1.251	$1.319	$1.250
Average empty mile percentage	10.7%	10.6%	10.6%	10.3%
Average length of haul, all miles	684	722	690	730
Average annual revenues per non-
driver employee (000's)	$648	$641	$629	$636

Financial Data (000's)
Trucking revenue	$60,701	$62,389	$119,049	$125,284
Fuel surcharge revenue	4,030	2,665	6,983	6,165
Logistics	501	584	1,343	1,290

Total revenue	$65,232	$65,638	$127,375	$132,739

Capital expenditures, net of proceeds	$680	$14	$2,540	$386
Total debt and capital lease obligations	$51,261	$59,981	$51,261	$59,981

* Excluding fuel surcharge